Exhibit 99.1

Contact: David Reavis     (216) 429-5036
For release Friday, October 27, 2017
Third Federal Savings Reports Results of 2017 Company-Run Stress Test

(Cleveland, OH - October 27, 2017) - Third Federal Savings and Loan Association of Cleveland (the "Association"), the wholly owned subsidiary of TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), and Third Federal Savings and Loan Association of Cleveland, MHC (“MHC”), the Mutual Holding Company that owns approximately 81% of the outstanding shares of the Company, reported today the results of its 2017 company-run stress tests conducted in accordance with regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”) under the Dodd-Frank Wall Street Reform and Consumer Protection Act. These company-run stress tests are designed to help assess whether financial institutions have sufficient capital to absorb losses and support operations using a hypothetical stressed scenario described by the Federal Reserve, over a nine-quarter projection period from December 31, 2016 to March 31, 2019. The stress testing requirements and expectations for financial institutions with assets between $10 billion and $50 billion, are significantly reduced compared to those with assets of $50 billion or more. The medium-sized companies, including the Association and MHC, are not subject to the Federal Reserve’s annual Comprehensive Capital Assessment and Review (CCAR), are not required to submit an annual capital plan, and are not subject to a supervisory approval or denial of their stress test results. The 2017 public disclosure marks the third disclosure for the Association’s stress test results and also includes the stress test results for the MHC, which was subject to file Dodd-Frank Act Stress Test (DFAST) results for the first time. The Association’s primary regulator is the OCC and the MHC’s primary regulator is the Federal Reserve. Accordingly, separate stress testing results and filings are required for each entity, but are memorialized in one public disclosure. The Association's and the MHC's regulatory capital ratios remain above the thresholds to be considered well-capitalized throughout the assessment horizon. The results can be found in the "Recent Presentations" section under the Investor Relations tab of the Company’s website at www.thirdfederal.com.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2017, the Company’s assets totaled $13.53 billion.